UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2012

QLOGIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23298	33-0537669
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26650 Aliso Viejo Parkway, Aliso Viejo, California		92656
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 389-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 23, 2012, QLogic Corporation (the “Company”) announced that the Company entered into an Asset Purchase Agreement, dated as of January 20, 2012 (the “Purchase Agreement”), with Intel Corporation (“Purchaser”).

Pursuant to the terms of the Purchase Agreement, Purchaser has agreed to acquire the product lines and certain assets associated with the Company’s InfiniBand business (the “Business”) and to assume certain liabilities related thereto. Purchaser has agreed to pay a purchase price of $125 million in cash at closing for the Business, subject to downward adjustment based on inventory at closing. The sale, which is subject to regulatory approvals and other customary closing conditions, is expected to close in the fourth quarter of fiscal 2012.

The Company has made customary representations and warranties and covenants in the Purchase Agreement, agreeing, among other things, for a period following the sale, not to compete with the Business. In addition, pursuant to the terms of the Purchase Agreement, each party has agreed to indemnify the other for an agreed upon period following the sale for losses arising from, among other things, such party’s breach of its representations, warranties or covenants under the Purchase Agreement, subject to limitation in accordance with agreed upon threshold amounts and caps on indemnifiable damages. The Company has agreed to operate the Business in the ordinary course until the Closing and has agreed not to solicit proposals or enter into discussions with third parties regarding the sale of the Business. The Purchase Agreement also contains certain customary termination rights of the Company and Purchaser, including termination by either the Company or Purchaser if the sale is not completed by May 19, 2012.

In connection with the sale, the parties will also enter into several ancillary and related agreements, including a transition services agreement designed to ensure a smooth transition of the Business to Purchaser, and an intellectual property license agreement, which will permit Purchaser to use certain intellectual property owned by the Company.

A copy of the Purchase Agreement is attached as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement.

The Purchase Agreement has been attached as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company or Purchaser. The representations, warranties and covenants contained in the Purchase Agreement are subject to qualifications and limitations agreed to by the respective parties, including information contained in confidential schedules exchanged between the parties, were made only for the purposes of such agreement and as of specified dates and were solely for the benefit of the parties to such agreement. Certain of the representations and warranties have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts and may be subject to a contractual standard of materiality different from what might be viewed as material to investors. Investors are not third-party beneficiaries under the Purchase Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement or the date of the closing, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts or condition of the Company or Purchaser or any of their respective subsidiaries or affiliates.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Jesse Parker, Vice President, Network Storage Group, and a named executive officer of the Company, informed the Company of his intention to resign from the Company and join Purchaser, effective upon the closing of the sale of the Business described above.

Item 8.01 Other Events

On January 23, 2012, the Company issued a press release announcing the execution of the Purchase Agreement. The Company’s press release is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

2.1	Asset Purchase Agreement dated January 20, 2012, by and between QLogic Corporation and Intel Corporation*

99.1	Press Release, dated January 23, 2012, announcing a definitive agreement to sell the InfiniBand assets to Intel Corporation

*	Exhibits and schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of an omitted exhibit or schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QLOGIC CORPORATION

January 25, 2012	/s/ Jean Hu
Jean Hu
Senior Vice President and
Chief Financial Officer

Exhibit Index

2.1	Asset Purchase Agreement dated January 20, 2012, by and between QLogic Corporation and Intel Corporation*

99.1	Press Release, dated January 23, 2012, announcing a definitive agreement to sell the InfiniBand assets to Intel Corporation

*	Exhibits and schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of an omitted exhibit or schedule to the SEC upon request.